                                                                    EXHIBIT 10.4



                                CREDIT AGREEMENT

                                   dated as of

                                December 28, 1999

                                      among

                           HMTF Bridge Partners, L.P.

                                       and

                          HM/Europe Coinvestors, C.V.,

                              as Initial Borrowers,

           and any Future Borrowers from time to time parties hereto,

                The Lenders and the Issuing Bank Parties Hereto,

                                       and

                            The Chase Manhattan Bank,

                            as Administrative Agent,

                             Chase Securities Inc.,

                    as Co-Lead Arranger and Co-Book Manager,

                             Bank of America, N.A.,

                              as Syndication Agent,

                                       and

                         Banc of America Securities LLC,

                     as Co-Lead Arranger and Co-Book Manager

                     U.S. $1,780,000,000 TERM LOAN FACILITY

     CREDIT AGREEMENT, dated as of December 28, 1999, among HMTF Bridge Partners, L.P., a Delaware limited partnership, and HM/Europe Coinvestors, C.V., a limited partnership organized under the laws of the Kingdom of the Netherlands (collectively, the "Initial Borrowers"), any Future Borrowers from time to time parties hereto, the Lenders from time to time parties hereto, the Issuing Bank referred to below, The Chase Manhattan Bank, as Administrative Agent, and Bank of America, N.A., as Syndication Agent.

     The parties hereto agree as follows:

                                    ARTICLE 1

                                   Definitions

     SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     "ABR Loans" means Term Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

     "Additional Lenders" has the meaning set forth in Section 9.13.

     "Administrative Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder.

     "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     "Affiliate Guarantees" means the collective reference to each guarantee agreement executed and delivered by an Affiliate Guarantor, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

          "Affiliate Guarantors" means the collective reference to (a) each Affiliate of Hicks Muse or Olympus that holds carried interests in any New Portfolio Company (except to the extent that a carried interest is attributable to an investment by a Specified Fund in such New Portfolio Company) and (b) HM & Co. and each other Affiliate of Hicks Muse or Olympus that receives fee income (whether in the form of management fees, transaction fees, investment banking fees, advisory fees or otherwise) from or in respect of any New Fund, any New Portfolio Company or any Investment Party (except to the extent that such fee income is attributable to an investment by a Specified Fund in such New Portfolio Company, with any allocation of such fee income attributable to a Specified Fund and a New Fund being made in a manner equitable to the Lenders hereunder), in each case whether now existing or subsequently formed.

     "Agreement" means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

     "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and


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(c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

     "Applicable Margin" means, for any day and for each Type of Term Loan, based on the then Available Qualified Subscription Amount, the rate per annum set forth below:

                  Available Qualified
      Level       Subscription Amount             ABR Loans     Eurodollar Loans

      Level I      $0 - $625,000,000                 1.50%         2.50%
      Level II     $625,000,001 - $1,250,000,000     1.00%         2.00%
      Level III    $1,250,000,001 - $1,875,000,000    .50%         1.50%
      Level IV     Greater than $1,875,000,001          0%         1.00%


; provided that for the first 45 days following the Closing Date the Applicable Margin shall be determined by reference to Level I of the above grid and provided further that Level I of the above grid shall apply at all times while an Event of Default shall have occurred and be continuing.

     "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined in good faith by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

     "Assignee" has the meaning set forth in Section 9.4(b).

     "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

     "Available Commitment" means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) such Lender's Credit Exposure.

     "Available Excess Investment Commitment Amount" means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Investment Commitment Amount over (b) such Lender's Credit Exposure.



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     "Available Qualified Subscription Amount" means the Qualified Subscription
Amount less the aggregate Qualified Subscription Amounts utilized to make any and all investments by the New Fund.

     "Base CD Rate" means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

     "Board" means the Board of Governors of the Federal Reserve System of the United States.

     "Borrowers"  means  the  Initial  Borrowers  and  any  Future  Borrower.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term Business Day shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including any limited liability company interests in a limited liability company, any limited or general partnership interests in a partnership, and any and all warrants, rights or options to purchase any of the foregoing.

     "Change in Control" means any of the following events: (a) Hicks Muse, Olympus, or any of their respective principals or Affiliates cease to own of record and beneficially a majority of the economic interests in any Borrower and the power, directly or indirectly, to vote or direct the voting of Capital Stock having a majority of the power to direct the management and policies of any Borrower, (b) Hicks Muse, Olympus, or their respective principals or Affiliates cease to Control each Guarantor, (c) Hicks Muse, its principals or Affiliates cease to own of record and beneficially a majority of the economic interests in Olympus and the power, directly or indirectly, to vote or direct the voting of Capital Stock having a majority of the power to direct the management and policies of Olympus, or (d) Hicks Muse, its principals or Affiliates cease to Control Olympus.

     "Chase" means The Chase Manhattan Bank.

     "Closing Date" means December 28, 1999.

     "Co-Investor" means a Direct Co-Investor or an Indirect Co-Investor, as the case may be.



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     "Co-Investment" means a Direct Co-Investment or an Indirect Co-Investment, as the case may be.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commitment" means, as to any Lender, the commitment of such Lender to make Term Loans and to participate in Letters of Credit hereunder, in an amount so that such Lender's Credit Exposure does not exceed such Lender's commitment hereunder, as such commitment may be (a) reduced from time to time pursuant to
Section 2.5 or 6.1(e), (b) reduced or increased from time to time as the result of an Assignment and Acceptance or (c) increased pursuant to Section 2.19. The initial amount of each Lender's Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

     "Control" means the possession of the power, directly or indirectly, to vote more than 50% of the Capital Stock having ordinary voting power for the election of directors (or persons performing similar functions) of a Person. "Controlling" and "Controlled" have meanings correlative thereto.

     "Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Term Loans and its LC Exposure at such time.

     "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     "Direct Co-Investment" means an investment in any Borrower in connection with such Borrower's Investment in a New Portfolio Company in an amount not less than 2.98% of such Borrower's total Investment in such New Portfolio Company.

     "Direct Co-Investor" means the principals of Hicks Muse or Olympus, their families and employees of Hicks Muse and Olympus who make a Direct Co-Investment in any Borrower with respect to such Borrower's investment in a New Portfolio Company.

     "Directly Owned Investment Party" means any Person in which any Borrower and, if the Co-Investment is made as an Indirect Co-Investment, any Indirect Co-Investor, directly makes an Investment, and which Person directly or indirectly makes the same Investment in the New Portfolio Company.

     "Document Party" has the meaning set forth in Section 9.12.

     "dollars" or "$" refers to lawful money of the United States.

     "EquityCo" means HM/Europe Equity Investors, C.V., a limited partnership organized under the laws of the Kingdom of the Netherlands.

     "Eurodollar Base Rate" means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered dollar deposits at or about 10:00 A.M., New York, New York time, two Business Days prior to



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the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

     "Eurodollar Loans" means Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

     "Eurodollar Rate" with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day (rounded upward to the nearest 1/100th of 1%) equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

     "Eurodollar Tranche" the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

     "Event of Default" has the meaning assigned to such term in Article 7.

     "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "Fees" means the fees payable pursuant to Section 2.10.

     "Funding Fee" has the meaning assigned to such term in Section 2.10(a).

     "Future Borrower" means any Person that becomes a borrower hereunder pursuant to any Joinder Agreement.

     "GAAP" means generally accepted accounting principles in the United States from time to time.

     "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner,



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whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     "Guarantor" shall mean any Affiliate Guarantor or Investment Guarantor.

     "Hicks Muse" means HMTF Operating, L.P., a Texas limited partnership (formerly known as Hicks, Muse, Tate & Furst Incorporated).

     "HM & Co." means Hicks, Muse & Co. Partners, L.P., a Texas limited partnership.

     "Increase Effective Date" has the meaning set forth in Section 2.19.

     "Increase Response Date" has the meaning set forth in Section 2.19.

     "Increase Request" has the meaning set forth in Section 2.19.

     "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     "Indirect Co-Investment" means an investment with any Borrower in connection with such Borrower's Investment in a New Portfolio Company in an amount not less than 2.98% of such total Investment in such New Portfolio Company.

     "Indirect Co-Investor" means (a) EquityCo or (b) any other Person formed for the purpose of making an Indirect Co-Investment with any Borrower in a New Portfolio Company,



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in any case, which is owned by the principals of Hicks Muse or Olympus, or the families and employees of Hicks Muse or Olympus.

     "Initial Borrowers" means HMTF Bridge Partners, L.P., a Delaware limited partnership, and HM/Europe Coinvestors, C.V., a limited partnership organized under the laws of the Kingdom of the Netherlands.

     "Interest Payment Date" means (a) as to any ABR Loan, the date which is the three month anniversary of the Closing Date and each date which is the three month anniversary of the prior Interest Payment Date to occur while such ABR Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Term Loan, the date of any repayment or prepayment made in respect thereof.

     "Interest Period" means, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six, or to the extent available to all Lenders, nine or twelve months thereafter, as selected by any Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six, or to the extent available to all Lenders, nine or twelve months thereafter, as selected by any Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,
(ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Borrower may select an Interest Period that would extend beyond the Maturity Date.

     "Investment" means the collective reference to any direct or indirect investment in a New Portfolio Company by a Borrower. Investments shall not include debt securities or borrowings of an Investment Party that, in the judgment of the Borrower, would customarily be issued or borrowed in a bridge financing to an offering or private placement in anticipation of or to a registered public offering or in a private placement under Rule 144A of the Securities Act of 1933, as amended.

     "Investment Commitment Amount" means the amount on the date giving rise to this calculation, as calculated by the Borrowers and the Administrative Agent, rounded upward to the nearest $500,000.00, that represents (i) the Term Loans,
(ii) the LC Exposure and (iii) all interest and fees previously accrued or which will be payable pursuant to Sections 2.9, 2.10(a) and 2.10(c) through the Maturity Date assuming no pre-payments pursuant to Section 2.6 prior to the Maturity Date (using for future periods not covered by existing Interest Periods, the Eurodollar



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Rate available on the date of any determination for a three (3) month Interest
Period and using the current Applicable Margin). The Investment Commitment Amount of any Lender at any time shall be its Loan Percentage of the total Investment Commitment Amount.

     "Investment Guarantee" means the collective reference to each Investment Guarantee Agreement executed and delivered by an Investment Guarantor, substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.

     "Investment Guarantor" shall mean any Indirect Co-Investor.

     "Investment Party" means any Person in which any Borrower directly or indirectly makes an Investment, which Person directly or indirectly makes the same Investment in a New Portfolio Company.

     "Investment Term Loan" has the meaning set forth in Section 2.10(a) hereof.

     "Investor" means any Person which has executed a Subscription Agreement (that has become effective pursuant to its terms) and the signature page to the limited partnership agreement of New Fund and has thereby become obligated to make capital contributions to New Fund in exchange for limited partnership interests therein, subject only to such customary conditions as are reasonably acceptable to the Administrative Agent.

     "Issuing Bank" means The Chase Manhattan Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.3(i).

     "Joinder Agreement" means an agreement substantially in the form of Exhibit K, as the same may be amended, supplemented or otherwise modified from time to time.

     "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

     "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of any outstanding Letter of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of any Borrower at such time. The LC Exposure of any Lender at any time shall be its Loan Percentage of the total LC Exposure at such time.

     "Lenders" means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

     "Letter Agreement" means the Letter Agreement dated as of the date hereof between Hicks Muse, Olympus and the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit J, as the same may be amended, supplemented or otherwise modified from time to time.

     "Letter of Credit" means a letter of credit issued pursuant to Section 2.3, a bank guaranty or similar instrument treated as a letter of credit for bank regulatory purposes, in a form



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reasonably acceptable to the Administrative Agent and the Issuing Bank, to
support the Borrowers' agreement to make an Investment.

     "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Loan Documents" means the collective reference to this Agreement, the Affiliate Guarantees, the Investment Guarantees, the Pledge Agreement, the Letter Agreement, the Principal Agreement, the Joinder Agreements and the Notes.

     "Loan Parties" means the collective reference to the Initial Borrowers, any Future Borrowers, the Guarantors, Hicks Muse, Olympus and any other Person party to a Loan Document.

     "Loan Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment, and, if the Commitments have terminated, the aggregate outstanding principal amount of the Term Loans represented by such Lender's Term Loans.

     "Material Adverse Effect" means a material adverse effect on (a) the ability of any Loan Party to perform any of its obligations under any Loan Document or (b) the rights of or benefits available to the Lenders under any Loan Document.

     "Maturity Date" means the date which is 364 days after the Closing Date.

     "New Fund" or "New Funds" means (a) any investment fund or funds formed after the date hereof and sponsored, advised or managed by Hicks Muse, Olympus or any of their respective Affiliates and (b) any other Person which may acquire an Investment in an Investment Party or a New Portfolio Company or any part thereof.

     "New Portfolio Company" means a Person, having as some or all of its shareholders, partners or members, as the case may be, directly or indirectly, any of the Borrowers, and, if applicable, one or more Indirect Co-Investors.

     "Non-Consenting Lender" has the meaning specified in Section 2.17.

     "Non-Excluded Taxes" has the meaning set forth in Section 2.14(a).

     "Non-Funding Lender" has the meaning set forth in Section 2.12(c).

     "Non-U.S. Lender" has the meaning set forth in Section 2.14(b).

     "Note" has the meaning set forth in Section 2.4(e).



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     "Obligations" means the collective reference to the unpaid principal of and interest on the Term Loans, the LC Disbursements and all other obligations and liabilities of the Borrowers to the Administrative Agent and the Lenders (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Term Loans and Letters of Credit, LC Disbursements and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any of the Borrowers whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrowers pursuant to the terms of this Agreement).

     "Olympus" means Olympus Real Estate Corporation, a Delaware corporation.

     "Participant" has the meaning set forth in Section 9.4(e).

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity of whatever nature.

     "Pledge Agreement" means the Pledge Agreement executed and delivered by the Pledgors, substantially in the form of Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

     "Pledged Interests" shall have the meaning set forth in the Pledge
Agreement.

     "Pledgors" shall mean (i) on the Closing Date, the Initial Borrowers and EquityCo, and (ii) thereafter, any Future Borrower and any Indirect Co-Investor.

     "Principal Agreement" means the Principal Agreement executed and delivered by each principal of Hicks Muse and Olympus, substantially in the form of Exhibit L, as the same may be amended, supplemented or otherwise modified from time to time.

     "Prime Rate" means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to a customer.

     "Qualified Investors" means those Investors reasonably acceptable to the Administrative Agent. Any Investor shall be subject to exclusion for: (i) default under or breach of (A) its respective Subscription Agreement or (B) the limited partnership agreement of New Fund; (ii) bankruptcy or other insolvency event or proceeding with respect to such Investor; (iii) appointment of a receiver with respect to such Investor; (iv) repudiation by such Investor of its obligation to make capital contributions to New Fund pursuant to its Subscription Agreement



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

and the limited partnership agreement of New Fund; and (v) any material adverse change which affects the ability of such Investor to fulfill its obligations under the limited partnership agreement of New Fund or its Subscription Agreement.

     "Qualified Subscription Amount" means the aggregate dollar amount of all subscriptions to New Fund by all Qualified Investors as to which the Borrowers have delivered to the Administrative Agent a fully executed copy of one or more Subscription Agreements (including all supporting documentation including, but not limited to, the executed signature page to the limited partnership agreement of New Fund).

     "Register" has the meaning set forth in Section 9.4(c).

     "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents, partners and advisors of such Person and such Person's Affiliates.

     "Requested Amount" has the meaning set forth in Section 2.19.

     "Required Lenders" at any time, Lenders holding more than 50% of (a) the Commitments or (b) if the Commitments have been terminated, the sum of (i) aggregate unpaid principal amount of the Term Loans and (ii) outstanding LC Exposure.

     "Requirement of Law" as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer" means the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary or any officer having responsibilities similar to any of the foregoing.

     "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of such Person or any option, warrant or other right to acquire any such shares of Capital Stock of such Person.

     "Specified Fund" means Hicks, Muse, Tate & Furst Equity Fund II, L.P., Hicks, Muse, Tate & Furst Equity Fund III, L.P., Hicks, Muse, Tate & Furst Equity Fund IV, L.P., Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P., Hicks, Muse, Tate & Furst Europe Fund, L.P., Hicks, Muse, Tate & Furst Europe Private Fund, L.P., Hicks, Muse, Tate & Furst Latin America Fund, L.P. and Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.

     "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "Subscription Agreement" shall mean the Subscription Agreement in the form customarily used by Hicks Muse or Olympus (and then by any New Fund) pursuant to which a Person agrees to acquire limited partnership interests in New Fund in accordance with the terms thereof, which such Subscription Agreement obligates such Person to sign the limited partnership agreement of New Fund.

     "Term Loans" has the meaning set forth in Section 2.1.

     "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 12:00 noon, New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

     "Ticking Fee" has the meaning set forth in Section 2.10(b).

     "Transactions" means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Term Loans, the issuance of Letters of Credit and the use of the proceeds thereof, the grant of the Liens under the Loan Documents and the making of each Investment.

     "Type" as to any Term Loans, its nature as an ABR Loan or a Eurodollar
Loan.

     "United States" means the United States of America.

     SECTION 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

                                    ARTICLE 2

                                   Term Loans

     SECTION 2.1 Term Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make one or more term loans (each, a "Term Loan") to the Borrowers on the Closing Date and on any Business Day thereafter prior to the Maturity Date in an aggregate principal amount not to exceed such Lender's Available Commitment. The initial amount of each Lender's Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The Term Loans may from time to time be (a) Eurodollar Loans or (b) ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7. Each Term Loan shall be made as part of a borrowing consisting of Term Loans made by the Lenders ratably in accordance with their respective Commitments. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed. The Term Loans shall be made only if the total Investment Commitment Amounts shall not exceed the total Commitments.

     SECTION 2.2 Procedure for Term Loan Borrowing. Any Borrower shall give the Administrative Agent irrevocable notice (including telephonic notice confirmed in writing) (which notice must be received by the Administrative Agent (a) in the case of Eurodollar Loans, not later than 11:00 a.m., New York, New York time, three Business Days prior to the date of the anticipated borrowing and (b) in the case of ABR Loans, not later than 12:00 noon, New York, New York time, one Business Day prior to the date of the anticipated borrowing) requesting that the Lenders make the Term Loans on such borrowing date and specifying the amount to be borrowed; provided that a notice of an ABR Loan to finance the reimbursement of an LC Disbursement as required by Section 2.3(e) shall be deemed given one Business Day prior to the date of such drawing. The Term Loans made on the Closing Date shall initially be ABR Loans. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Not later than 11:00 a.m., New York, New York time, on the relevant borrowing date, each Lender shall make available to the Administrative Agent at its office specified in Section 9.1 an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the applicable Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds; provided that ABR Loans made to fund the reimbursement of an LC Disbursement as provided in Section 2.3(e) shall be remitted by the Administrative Agent to the Issuing Bank.

     SECTION 2.3 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of a Letter of Credit, for the account of such Borrower on the Closing Date and on any Business Day thereafter not later than 5 Business Days prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Borrower to, or entered into by such Borrower with, the Issuing Bank relating to such Letter of Credit, the terms and conditions of this Agreement shall control.

     (b) Notice of Issuance; Certain Conditions. To request the issuance of a Letter of Credit, a Borrower shall deliver to the Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, unless otherwise agreed to with the Issuing Bank), a notice requesting the issuance of such Letter of Credit, the date of issuance, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit, accompanied by a duly completed and executed letter of credit application in the Issuing Bank's standard form for such Letter of Credit. A Letter of Credit, shall be issued only if (and upon issuance, the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, (i) the LC Exposure shall not exceed $250,000,000, (ii) no Letter of Credit shall have a face amount in excess of $100,000,000, and (iii) the total Investment Commitment Amounts shall not exceed the total Commitments.

     (c) Expiration Date. Each Letter of Credit shall expire not later than five Business Days prior to the Maturity Date.

     (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Loan Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Loan Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.3(e), or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of each Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (a) 12:00 noon, New York, New York time, on the date that such LC Disbursement is made, if the applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York, New York time, one Business Day prior to such date or (b) if such notice has not been received by the applicable Borrower prior to such time on such date, then not later than 12:00 noon, New York, New York time, two Business Days immediately following the day that the Borrowers receive such notice; provided that, if an Event of Default set forth in Article 7(g) shall not have occurred and be continuing, the Borrowers shall be deemed to have requested in accordance with
Section 2.2 that such payment be financed with an ABR Loan in an equivalent amount and, to the extent so financed, the Borrowers' obligation to make such payment shall be discharged and replaced by the resulting ABR Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender's Loan Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to Administrative Agent its Loan Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.2 with respect to Term Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this Section 2.3(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.3(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interest may appear. Any payment made by a Lender pursuant to this Section 2.3(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Term Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

     (f) Obligations Absolute. The Borrowers' obligation to reimburse LC Disbursements as provided in Section 2.3(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

         (i) any lack of validity or enforceability of a Letter of Credit or this Agreement, or any term or provision therein;

         (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of a Letter of Credit or this Agreement;

         (iii) the existence of any claim, setoff, defense or other right that any Borrower, or any other Person may at any time have against the beneficiary under a Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;

         (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; and

         (v) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might but for the provisions of this Section, constitute a legal or equitable discharge of any Borrower's obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of a Letter of Credit or any payment or failure to make any payment thereunder, including any of the circumstances specified in clauses (i) through (v) above, as well as any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to a Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each of the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank's failure to exercise the agreed standard of care (as set forth below) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the Issuing Bank shall have exercised the agreed standard of care in the absence of gross negligence or willful misconduct on the part of the Issuing Bank. Without limiting the generality of the foregoing, it is understood that the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; provided that the Issuing Bank shall have the right, in its reasonable discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under each Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans;

provided, that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.3(e), then Section 2.9(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to
Section 2.3(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to any Letter of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to any Letter of Credit issued by it prior to such replacement.

     SECTION 2.4 Repayment of Loans; Evidence of Debt; etc. (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loans of such Lender on the Maturity Date (or such earlier date on which the Term Loans shall become due and payable pursuant to Article 7).

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from the Term Loans of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

     (c) The Administrative Agent shall maintain the Register pursuant to
Section 9.4(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder, including each Term Loan evidenced by a Note, the applicable Borrower and Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the respective Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the various Borrowers and each Lender's share thereof.

     (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded, absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Term Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

     (e) Each Borrower hereby agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender a promissory note of such Borrower evidencing the Term Loans of such Lender, substantially in the form of Exhibit H, with appropriate insertions as to date and principal amount (a "Note").

     SECTION 2.5 Termination and Reduction of Commitments. (a) Unless previously terminated by the Borrowers in accordance with this Agreement, the Commitments shall terminate on the Maturity Date.

     (b) The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Term Loans in accordance with Section 2.6, the sum of the Credit Exposures would exceed the total Commitments.

     (c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.5(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section 2.5(c) shall be irrevocable; provided that a notice of termination of the Commitments delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

     SECTION 2.6 Prepayments. (a) The Borrowers may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice (including telephonic notice confirmed in writing) delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that, if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice, together with accrued interest thereon, shall be due and payable on the date specified therein; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.5, then such notice of prepayment may be revoked if such notice is revoked in accordance with Section 2.5.

     (b) If any Capital Stock shall be issued by, or any capital contribution shall be made to, any Borrower, any Indirect Co-Investor or any Investment Party (other than with respect to an

Investment in a New Portfolio Company and other than with respect to any Co-Investment) or if any Borrower, any Indirect Co-Investor or any Investment Party (other than a New Portfolio Company and other than ratably with respect to any Co-Investment) receives any Restricted Payment, 100% of the net cash proceeds thereof received by such Borrower or Indirect Co-Investor shall be applied toward the prepayment in full of the Term Loans, second, to repay all LC Disbursements and third, to cash collateralize any outstanding Letter of Credit on terms reasonably satisfactory to the Administrative Agent. All prepayments made by a Borrower or an Indirect Co-Investor in accordance with this Section 2.6(b) shall result in a pro rata reduction of the Commitments.

     (c) Upon any sale, assignment, conveyance, transfer or other disposition (in whole or in part) of any outstanding interest in a Borrower or in an Indirect Co-Investor (other than any sale, assignment, conveyance, transfer or other disposition by a Co-Investor to any other Co-Investor) or any outstanding interest of a Borrower or any Indirect Co-Investor in any Investment Party or a New Portfolio Company, 100% of the net cash proceeds (taking into account any necessary escrows) thereof received by such Borrower or such Indirect Co-Investor (less the ratable interest of any Co-Investors) shall be applied on the date thereof first toward the prepayment in full of the Term Loans, together with accrued interest thereon, second, to repay all LC Disbursements and third, to cash collateralize any outstanding Letter of Credit on terms reasonably satisfactory to the Administrative Agent; provided, however, if Borrower or any Investment Party shall sell, transfer or otherwise dispose of "margin stock" as such term is defined in Regulation U of the Board, the net proceeds from such sale shall be held by the Borrower or such Investment Party, as the case may be, in cash or marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government maturing on or within one year from the date of such sale until the Maturity Date; provided, further, that in the event that an interest in a Borrower or an Indirect Co-Investor, or the interest of a Borrower or Indirect Co-Investor in any Investment Party or New Portfolio Company which shall not constitute "margin stock" shall be sold for more than the cost of the Investments held by such Borrower, Indirect Co-Investor, Investment Party or New Portfolio Company (including, without limitation, any interest and fees relating thereto), the amount of net cash proceeds in excess of such cost shall be held in a cash collateral account in the name and under the sole dominion and control of the Administrative Agent as security for the Obligations. All prepayments made by a Borrower in accordance with this Section 2.6(c) shall result in a pro rata reduction of the Commitments.

     (d) The application of any prepayment pursuant to paragraphs (b) or (c) of this Section 2.6 shall be made first to ABR Loans and second to Eurodollar Loans. Amounts prepaid on account of the Term Loans may not be reborrowed.

     (e) Notwithstanding anything to the contrary contained herein, in the event that a Borrower would incur costs pursuant to Section 2.15 as a result of any payment due as a result of any prepayment to be made pursuant to this Section 2.6, such Borrower, at its option, may deposit the amount of such payment with the Administrative Agent, for the benefit of the Lenders who would have received such payment, in a cash collateral account until the end of the applicable Interest Period at which time such payment shall be made. Each Borrower hereby grants to the Administrative Agent, for the benefit of such Lenders, a security interest in all amounts in which such Borrower has any right, title or interest which are from time to time on deposit in such cash collateral account and expressly waives all rights (which rights the Borrowers hereby acknowledge and agree are vested exclusively in the Administrative Agent) to exercise dominion or control over any such amounts.

     SECTION 2.7 Conversion and Continuation Options. (a) Any Borrower may elect from time to time to convert its Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election, provided that if such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, then such Borrower shall pay the Lenders any amounts due pursuant to Section 2.15. Any Borrower may elect from time to time to convert its ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when (i) any Event of Default has occurred and is continuing and (ii) the Administrative Agent or the Required Lenders have determined in its or their reasonable discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

     (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the giving of irrevocable notice by the applicable Borrower to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in
Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their reasonable discretion not to permit such continuations, and provided, further, that if any Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

     SECTION 2.8 Minimum Amounts and Maximum Number of Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in minimum amounts of $5,000,000 and incremental amounts of $500,000 in excess thereof and shall be made pursuant to such elections so that, after giving effect thereto no more than ten Eurodollar Tranches shall be outstanding at any one time.

     SECTION 2.9 Interest. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

     (b) Each ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

     (c) If all or a portion of (i) any principal of any Term Loan, (ii) any interest payable thereon or (iii) any Fees or any other amount payable hereunder (including LC Disbursements) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Term Loans and any such overdue interest, Fees or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9 plus 2% or (y) in the case of any such overdue interest, Fees or other amount, the rate in effect at such time pursuant to paragraph (b) of this Section 2.9 plus 2%, in each case from the date of such non-payment until such overdue principal, interest, Fees or other amount is paid in full (before as well as after receipt of a judgment).

     (d) Interest shall be payable in arrears on each Interest Payment Date and the Maturity Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.9 shall be payable from time to time on demand.

     (e) Whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the applicable Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Term Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the applicable Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

     (f) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of any Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate in respect of its Eurodollar Loan.

     SECTION 2.10 Fees. (a) The Borrowers agree to pay to the Administrative Agent, for the account of each Lender, a funding fee (the "Funding Fee") equal to (i) 1.0% of each Term Loan made to fund an Investment (and not for the payment of interest and fees) (each borrowing of such a Term Loan, an "Investment Term Loan"), payable on the date of the funding of each such Investment Term Loan, plus (ii) 0.5% of the outstanding amount of each Investment Term Loan on the seven month anniversary of the funding of such Investment Term Loan, plus (iii) 0.5% of the outstanding amount of each Investment Term Loan on the nine month anniversary of the funding of such Investment Term Loan and (iv) 1.0% of the outstanding amount of each Investment Term Loan on the eleven month anniversary of the funding of such Investment Term Loan. Each Funding Fee in respect of an Investment Term Loan shall be payable on the borrowing date of such Investment Term Loan and on the seven, nine and eleven month anniversaries of the borrowing date of such Investment Term Loan.

     (b) The Borrowers agree to pay to the Administrative Agent, for the account of each Lender, a ticking fee (the "Ticking Fee") in the amount of 0.5% per annum on the average daily amount of the Available Excess Investment Commitment Amount, which shall be paid by the Borrowers to the Administrative Agent on June 30, 2000 and the Maturity Date (or if this

Agreement is terminated prior to the Maturity Date, the date this Agreement is terminated), respectively.

     (c) Each Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank and the Lenders, a letter of credit commission with respect to each Letter of Credit issued for its account, in an amount equal to the Applicable Margin with respect to Eurodollar Loans on the average daily face amount of such Letter of Credit, payable quarterly in arrears on each Interest Payment Date and on the Maturity Date. A portion of such letter of credit commission equal to 0.125% of the average daily face amount of the Letters of Credit shall be payable to the Issuing Bank for its own account, and the remaining portion of such letter of credit commission shall be payable to the Issuing Bank and the Lenders to be shared ratably among them in accordance with their respective Loan Percentages.

     (d) For purposes of calculating the fees payable by the Borrowers under this Section 2.10, all prepayments or repayments of the Term Loans shall be treated as being paid in the order such Term Loans were made from and after the Closing Date irrespective of the Borrower thereof.

     SECTION 2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period (or during any Interest Period):

     (a) the Administrative Agent shall have determined (which determination, in the absence of manifest error, shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

     (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their Term Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to each Borrower and the Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any Term Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and
(iii) any outstanding Eurodollar Loans shall be converted to ABR Loans on the last day of the Interest Period applicable thereto. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent agrees to do when the circumstances that prompted the delivery of such notice no longer exist), no further Eurodollar Loans shall be made or continued as such, nor shall any Borrower have the right to convert ABR Loans to Eurodollar Loans.

     SECTION 2.12 Pro Rata Treatment and Payments. (a) Each payment (including each prepayment) by a Borrower on account of principal of and interest on, and fees with respect to, the Term Loans and the Letters of Credit shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders or Issuing Bank, as the case may be.

     (b) All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York, New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in
Section 9.1, in dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (except, in the case of Eurodollar Loans, as otherwise provided in clause (i) of the definition of "Interest Period"). In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

     (c) Notwithstanding that a Lender (a "Non-Funding Lender") has (x) failed to make a Term Loan required to be made by it hereunder, and the Administrative Agent has determined that such Lender is not likely to make such Term Loan or
(y) given notice to any Borrower or the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Term Loans, in each case, by reason of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 or otherwise, any payment made on account of the principal of the Term Loans outstanding shall be made pro rata according to the respective outstanding principal amounts of such Term Loans; and any payment made on account of interest on the Term Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest and/or fees due and payable on such Term Loans with respect to which such payment is being made. The Borrowers agree to give the Administrative Agent such assistance in making any determination pursuant to this paragraph as the Administrative Agent may reasonably request. Any such determination by the Administrative Agent shall be conclusive and binding on the Lenders.

     SECTION 2.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or the Issuing Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

         (i) shall subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except Non-Excluded Taxes covered by Section 2.14, the establishment of a tax based on the net income of such Lender or Issuing Bank and changes in the rate of tax on the net income of such Lender or Issuing Bank);

         (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder or on any Issuing Lender with respect to any Letter of Credit; or

         (iii) shall impose on such Lender or Issuing Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank, by an amount which such Lender or Issuing Bank deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall promptly pay such Lender or the Issuing Bank, as the case may be, upon its demand, any additional amounts necessary to compensate such Lender or Issuing Bank for such increased cost or reduced amount receivable. If a Borrower notifies the Administrative Agent within five Business Days after any Lender notifies such Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.13(a), such Borrower may covert all Eurodollar Loans of such Lender then outstanding into ABR Loans in accordance with Section
2.7 and shall, additionally, reimburse such Lender for any cost in accordance with Section 2.15.

     (b) If any Lender or the Issuing Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's, such Issuing Bank's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender, such Issuing Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time, after submission by such Lender or Issuing Bank to the Borrowers through the Administrative Agent of a written request therefor, the Borrowers shall pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such reduction.

     (c) A certificate as to any additional amounts payable pursuant to this
Section 2.13 showing in reasonable detail the calculation thereof and certifying that it is generally charging such costs to other similarly situated borrowers under similar credit facilities submitted by any Lender or Issuing Bank to the Borrowers through the Administrative Agent shall be conclusive in the absence of manifest error, provided that the determination of such amounts shall be made in good faith in a manner generally consistent with such Lender's or Issuing Bank's standard practices. The obligations of the Borrowers pursuant to this Section
2.13 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder for a period of nine months thereafter. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.13, it shall promptly (and in any event no later than 90 days after such Lender becomes entitled to make such claim) notify the Borrowers through the Administrative Agent of the event by reason of which it has become so entitled.

     SECTION 2.14 Taxes. (a) All payments made by the Borrowers under this Agreement, except as provided in this Section 2.14, shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of this Section, (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, or (iii) that are United States withholding taxes imposed as a result of an event occurring after the date the Lender becomes a Lender other than a change in law (including any income tax treaty) or regulation or the introduction of any law or regulation or a change in interpretation or administration of any law. Whenever any Non-Excluded Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower paying such Non-Excluded Taxes shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 2.14 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

     (b) Each Lender (or Transferee) that is not a person described in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under
Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8BEN, or any subsequent versions thereof or successors thereto and an annual certificate representing, under penalty of perjury, that such Non-U.S. Lender is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S.

Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms on or before the expiration or obsolescence and promptly upon the invalidity of any form previously delivered by such Non-U.S. Lender and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by any Borrower or the Administrative Agent for filing and completing such forms. Each Non-U.S. Lender agrees, to the extent legally entitled to do so, upon reasonable request by any Borrower, to provide to such Borrower (for the benefit of the Borrowers and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments of interest under this Agreement or the other Loan Documents, provided that in determining the reasonableness of such a request, such Lender shall be entitled to consider the cost of complying with such request (to the extent unreimbursed by the Borrowers) that would be imposed on such Lender. Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to any Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.14(b), a Non-U.S. Lender shall not be required to deliver any form pursuant to this
Section 2.14(b) that such Non-U.S. Lender is not legally able to deliver.

     (c) If the Administrative Agent or any Lender receives a refund in respect of Non-Excluded Taxes paid by any Borrower, which in the good faith judgment of such Lender is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by the Borrowers in connection with such refunded Non-Excluded Taxes, to the Borrowers, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, provided, however, that each Borrower agrees to promptly return such refund to the Administrative Agent or the applicable Lender, as the case may be, if it receives notice from the Administrative Agent or applicable Lender that such Administrative Agent or Lender is required to repay such refund.

     SECTION 2.15 Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss (excluding loss of profit) or expense which such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, any margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.15, showing in reasonable detail the calculation thereof, submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

     SECTION 2.16 Change of Lending Office. Each Lender agrees that if it makes any demand for payment under Section 2.14(a), or if any adoption or change of the type described in Section 2.13 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its reasonable discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrowers to make payments under Section 2.14(a), or would eliminate or reduce the effect of any adoption or change described in Section 2.13.

     SECTION 2.17 Replacement of Lenders. If, at any time (a) the Borrowers become obligated to pay additional amounts described in Sections 2.13 or 2.14 as a result of any conditions described in such Sections, (b) any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers, (c) any Lender becomes a "Nonconsenting Lender" (as defined below in this Section 2.17) or (d) any Lender becomes a Non-Funding Lender, then the Borrowers may, on ten Business Days' prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall) assign pursuant to
Section 9.4(b) all of its rights and obligations under this Agreement to a Lender or other entity selected by the Borrowers and reasonably acceptable to the Administrative Agent for a purchase price equal to the outstanding principal amount of such Lender's Loans and all accrued interest and fees and other amounts payable hereunder; provided that (i) the Borrowers shall have no right to replace the Administrative Agent, (ii) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such entity, (iii) in the event of replacement of a Nonconsenting Lender or a Lender to which the Borrowers become obligated to pay additional amounts pursuant to clause (a) of this Section, in order for the Borrowers to be entitled to replace such a Lender, such replacement must take place no later than 180 days after (A) the date the Nonconsenting Lender shall have notified the Borrowers and the Administrative Agent of its failure to agree to any requested consent, waiver or amendment or (B) the Lender shall have demanded payment of additional amounts under one of the Sections described in clause (a) of this Section, as the case may be and (iv) in no event shall the Lender hereby replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender hereby replaced pursuant to this Agreement. In the case of a replacement of a Lender to which the Borrower becomes obligated to pay additional amounts pursuant to clause (a) of this Section, the Borrower shall pay such additional amounts to such Lender prior to such Lender being replaced and the payment of such additional amounts shall be a condition to the replacement of such Lender. In the event that (x) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (y) the consent, waiver or amendment in question requires the consent of all Lenders and (z) the Required Lenders have agreed to such consent, waiver or amendment, then any such Lender who does not agree to such consent, waiver or amendment shall be deemed a "Nonconsenting Lender". The Borrower's right to replace a Non-Funding Lender pursuant to this Section 2.17 is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Non-Funding Lender under this Agreement, at law, in equity, or by statute.

     SECTION 2.18 Nature of Obligations. (a) The Borrowers shall be jointly and severally liable for the payment and performance of all obligations and covenants required by this Agreement to be performed by any of them, and each Borrower shall be bound by any notices (including, without limitation, notices of borrowings and notices of conversion or continuation), consents or other actions furnished or taken by any other Borrower hereunder. At the request of the Administrative Agent or the Required Lenders, each Borrower shall confirm in writing any action taken or proposed to be taken by such Borrower hereunder, provided that the failure of any Borrower to furnish such confirmation shall not affect such Borrower's obligations under the preceding sentence or any other provision of this Agreement. Each Borrower hereby agrees that it shall be jointly and severally liable for all Obligations and that such liability shall be absolute and unconditional irrespective of:

         (i) any lack of validity or enforceability of any provision of this Agreement, any other Loan Document or any other agreement or instrument relating to this Agreement or any other Loan Document, or avoidance or subordination of any of the Obligations;

         (ii) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Agreement or any of the other Loan Documents;

         (iii) any exchange, release or non-perfection of any Lien on any collateral for, or any release or amendment or waiver of any term of any consent to departure from any requirement of any other guaranty of, all or any of the Obligations;

         (iv) the absence of any attempt to collect any of the Obligations, from any Borrower or from any Loan Party or any other guarantor or any other action to enforce the same or the election of any remedy by the Lender;

         (v) any waiver, consent, extensions, forbearance or granting of any indulgence by the Lenders with respect to any provision of this Agreement or any Loan Document; or

         (vi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a borrower or a guarantor.

     (b) Notwithstanding anything to the contrary contained herein, in the event of a sale of all or substantially all of the Capital Stock or assets of or by any Borrower (directly or indirectly) to a New Fund and the application of the proceeds thereof in accordance with this Agreement and the other Loan Documents, such Borrower shall be released of its obligations under this Agreement and the other Loan Documents.

     SECTION 2.19 Increase of Commitments. (a) The Borrower shall have the right with the consent of the Administrative Agent and the Syndication Agent, to request in writing, from time to time (but not more than twice), that the aggregate amount of the Commitments then in effect be increased effective upon a specific date (the "Increase Effective Date") set forth in such request (the "Increase Request") upon the same terms and conditions as set forth herein, provided that no such increase shall be permitted if, after giving effect thereto the total aggregate Commitments would exceed $2,500,000,000. Any such increase shall be in incremental aggregate amounts of not less than the lesser of (i) $10,000,000 or (ii) $2,500,000,000 minus the amount of the total aggregate Commitments then in effect (the "Requested Amount") and shall increase permanently the amount of the total aggregate Commitments then in effect (subject to the Borrower's right to terminate or reduce the amount of the Commitments pursuant to Section 2.5).

     (b) If on the date (the "Increase Response Date") specified in any Increase Request any Lenders or any new lenders selected by the Borrower with the consent of the Administrative Agent and the Syndication Agent (such consent not to be unreasonably withheld) elect in their sole discretion, to increase their Commitments (each an "Increasing Lender") by an aggregate amount equal to the Requested Amount, then, subject to the provisions of this Section 2.19, on the Increase Effective Date therefor, the Commitments of such Increasing Lenders, and correspondingly, the total aggregate Commitments, shall be increased accordingly.

     (c) Each increase in the Commitment of an Increasing Lender (including any new lender) shall be evidenced by a written instrument executed by such Increasing Lender, the Borrower and the Administrative Agent, and shall take effect on the related Increase Effective Date.

     (d) Upon the request to the Administrative Agent by any Increasing Lender, the Borrower shall deliver to each such Increasing Lender, in exchange for the Note held by such Increasing Lender, a new Note, in the principal amount of such Increasing Lender's Commitment after giving effect to the adjustments made pursuant to this Section 2.19.

     (e) If any Lender or group of Lenders shall have elected to increase their Commitments as provided in this Section 2.19, then as of the related Increase Effective Date (i) the Commitments of each Increasing Lender shall take effect and (ii) the Commitments of the Lenders which are not Increasing Lenders shall remain constant.

                                    ARTICLE 3

                         Representations and Warranties

Each Borrower represents and warrants to the Lenders, on the Closing Date and on the date of each borrowing by such Borrower hereunder, that:

     SECTION 3.1 Organization; Powers. Such Borrower is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

     SECTION 3.2 Authorization; Enforceability. The Transactions are within the Borrower's powers and have been duly authorized by all necessary corporate, partnership, limited liability company or other actions. The Loan Documents have been duly executed and delivered on behalf of each Loan Party thereto and constitute a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     SECTION 3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the organizational or formation documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, other than pursuant to the Loan Documents.

     SECTION 3.4 Compliance with Laws and Agreements. Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     SECTION 3.5 Investment and Holding Company Status. No Borrower is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 3.6 Material Adverse Effect. There has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

     SECTION 3.7 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Borrower, threatened by or against any Loan Party or any Investment Party or against any of their respective properties or revenues
(a) with respect to any of the Loan Documents or any of the transactions contemplated hereby, or (b) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     SECTION 3.8 Disclosure. No information, financial statement, report, certificate or other document prepared or furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document (but excluding all projections and pro forma financial statements which shall have been prepared in good faith and based upon reasonable assumptions) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

     SECTION 3.9 Investments. On and after the date of the making of each Investment, each applicable Investment Party and New Portfolio Company in which such Investment is made will be duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, will have all requisite power and authority to carry out its business as then conducted and proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, will be qualified to do business in, and in good standing in every jurisdiction where such qualification is required. The making of each Investment (i) will be within the power of the applicable Borrower, and each Investment Party and will be duly authorized by all necessary appropriate action on the part of each such Borrower and Investment Party, (ii) will not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as will have been obtained or made and be in full force and effect, (iii) will not violate any applicable law or regulation, in any material respect, or any organizational document of any applicable Borrower, Investment Party or New Portfolio Company or any order of any Governmental Authority, (iv) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the applicable Borrower, Investment Party or New Portfolio Company or its assets, or give rise to a right thereunder to require any payment to be made by the applicable Borrower, Investment Party or New Portfolio Company (other than payments made simultaneously with such Investment), (v) will not result in the creation or imposition of any Lien on any asset of the applicable Borrower, Investment Party or New Portfolio Company except Liens under the Pledge Agreement and Liens on the acquired assets to secure Indebtedness owed to third party lenders incurred in connection with the making of an Investment in the assets acquired thereby, and (vi) will be consistent with investments made by, or permitted under, any Specified Fund (other than with respect to geographic region).

                                    ARTICLE 4

                              Conditions Precedent

     SECTION 4.1 Conditions to Initial Funding. The obligations of the Lenders to make the Term Loans and of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

     (a) Loan Documents. The Administrative Agent (or its counsel) shall have received (i) this Agreement, duly executed and delivered by each Initial Borrower, (ii) an Affiliate Guarantee, duly executed and delivered by each Affiliate Guarantor in existence on the Closing Date, (iii) an Investment Guarantee duly executed and delivered by each Investment Guarantor in existence on the Closing Date; (iv) the Pledge Agreement, duly executed and delivered by each Initial Borrower and EquityCo, together with all documents required to be delivered thereunder, all certificates representing the Pledged Interests listed on Schedule I thereto and stock powers endorsed in blank, (v) the Letter Agreement, duly executed and delivered by each party thereto, and (vi) the Principal Agreement, duly executed and delivered by each party thereto.

     (b) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments.

     (c) Legal Opinion. The Administrative Agent shall have received the executed legal opinion of (i) Weil, Gotshal & Manges LLP, counsel to the Loan Parties, substantially in the form of Exhibit B, (ii) Nauta Dutilh, counsel to HM/Europe Coinvestors, C.V. and EquityCo, substantially in the form of Exhibit C, and (iii) Walkers, counsel to TOH/Europe Cayman Ltd, substantially in the form of Exhibit D.

     (d) Approvals. All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on any Initial Borrower's ability to perform its obligations under the Loan Documents.

     (e) Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof.

     (f) Filings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, for the benefit of the Administrative Agent and the Lenders, a perfected, first priority security interest shall have been properly prepared for filing, registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first priority security interests created by the Pledge Agreement, and the Administrative Agent shall be satisfied that such recordings and filings will be completed promptly after the date hereof.

     SECTION 4.2 Additional Conditions for Each Credit Event. The obligation of each Lender to make Term Loans on the occasion of any borrowing (other than a Loan made pursuant to Section 2.3(e) and Term Loans made for the payment of interest and Fees), and of the Issuing Bank to issue any Letter of Credit, is subject to the satisfaction of the following conditions:

     (a) Joinder Agreement. In the event the Term Loans are to be drawn by a Future Borrower not a party to this Agreement, the Administrative Agent shall have received from such Future Borrower a Joinder Agreement signed by the appropriate Future Borrower together with such other documentation required thereunder.

     (b) Guarantee. The Administrative Agent shall have received, if applicable, an Investment Guarantee or an Affiliate Guarantee signed by the appropriate Investment Guarantor or Affiliate Guarantor.

     (c) Pledge Agreement. The Administrative Agent shall have received (i) from the Borrower a Pledge Supplement (as defined in the Pledge Agreement) to the Pledge Agreement signed by the Borrower and the Indirect Co-Investor, if applicable, or (ii) in the case of any Future Borrower not a party to a Pledge Agreement, a Pledge Agreement signed by such Future Borrower and the Indirect Co-Investor, if applicable.

     (d) Representations and Warranties. The representations and warranties of the Loan Parties set forth in this Agreement and the Loan Documents shall be true and correct in all material respects on and as of the date of such borrowing or the date of issuance of such Letter of Credit, as applicable, except to the extent they relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

     (e) No Default. At the time of and immediately after giving effect to such borrowing or the issuance of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

     (f) Certificate. With respect to each Term Loan the proceeds of which will be used to fund an Investment, the Administrative Agent (which shall forward the same to the Lenders and Issuing Bank) shall have received a certificate of the applicable Borrower setting forth in reasonable detail, and to such Borrower's knowledge, information with respect to the following items: (i) a description of such Investment; (ii) the total cost of such Investment; (iii) the amount, maturity, source and collateral security for all debt, equity and other financing for such Investment and the acquisition by or of the applicable New Portfolio Company of such Investment; and (iv) the name, form of organization and jurisdiction of organization of such Borrower and, if applicable, the appropriate Indirect Co-Investor, the applicable New Portfolio Company and any Investment Party and the respective direct ownership interests of such Borrower, the Indirect Co-Investor, each Investment Party and the New Portfolio Company and their respective subsidiaries. In addition, the Administrative Agent (which shall forward the same to the Lenders) shall receive from the Borrower: (i) a copy of all purchase documents relating to the acquisition of the applicable New Portfolio Company and (ii) such other information reasonably requested by the Lenders regarding the applicable New Portfolio Company, the Indirect Co-Investor, and the Investment Parties (in each case, if any).

     (g) Co-Investment. The amount of the borrowing shall not equal more than 97.02% of the Investment in a Directly Owned Investment Party or New Portfolio Company, as the case may be, and in each case the Co-Investors shall have made the Co-Investment in an amount not less than 2.98% of such Investment.

     (h) Legal Opinion. The Administrative Agent shall have received an executed legal opinion from the Loan Parties' outside counsel and local counsel, as to all matters reasonably requested by Administrative Agent including, without limitation, (a) Regulation U and (b) perfection of the Administrative Agent's security interest in the Investment pledged by the Pledgors of Pledged Interests.

     (i) Investment. Each Investment shall be reasonably expected by the Loan Parties to be suitable for purchase by New Fund (the determination of which will include a determination that the Investment is consistent with past investments by any Specified Fund). Each borrowing and the issuance of any Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (c) and (d) of this Section.

                                    ARTICLE 5

                                    Covenants

     Until the principal of and interest on each Term Loan and all other amounts payable hereunder shall have been paid in full and the Commitments are terminated and any Letter of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower hereby covenants and agrees with the Lenders that (with references to "the Borrower" being deemed to be references to "such Borrower"):

     SECTION 5.1 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

     (a) the occurrence of any Default or Event of Default;

     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

     (c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     SECTION 5.2 Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business other than those in the case of clause (b) above, the failure of which to maintain, could reasonably be expected to have a Material Adverse Effect.

     SECTION 5.3 Payment of Obligations. The Borrower will pay its material obligations, including material tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.4 Compliance with Laws. The Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.5 Use of Proceeds. The proceeds of the Term Loans will be used only to finance the Investments in New Portfolio Companies and the payment of interest, fees and expenses due hereunder and Letters of Credit shall be used only in connection with the consummation of the proposed Investments; provided that (i) Term Loans may not be borrowed and Letters of Credit may not be issued for the purpose of making any Investment if the aggregate Investment Commitment Amount (after giving effect to such Term Loan or Letter of Credit, as the case may be), would exceed the aggregate Commitments, (ii) no part of the proceeds of any Term Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X and (iii) the amount of Term Loans borrowed and the aggregate face amount of Letters of Credit issued shall not exceed (x) $500,000,000 in the aggregate, in the case of any Investment in real estate, and (y) $175,000,000 individually or $375,000,000 in the aggregate, in the case of Investments in New Portfolio Companies domiciled in Mexico, Central America or South America.

     SECTION 5.6 Additional Collateral. (a) With respect to any investment by a Borrower and an Indirect Co-Investor, if any, in a Directly Owned Investment Party or a New Portfolio Company, as the case may be, the applicable Borrower and Indirect Co-Investor, if any, shall execute and deliver to the Administrative Agent, for the benefit of the Lenders, such Pledge Agreements or Pledge Supplements to the Pledge Agreement or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock issued by the Directly Owned Investment Party or, to the extent there is no Directly Owned Investment Party, the Capital Stock of the New Portfolio Company, or in the case of an Investment in Indebtedness, a Lien on such Indebtedness.

     (b) In all cases, the appropriate Pledgor shall, as soon as practicable but in any event not more than five Business Days after any borrowing, (i) deliver to the Administrative Agent the stock certificates, notes or other evidence of ownership representing the Investment in such New Portfolio Company or such Directly Owned Investment Party, as applicable, together with undated stock or transfer powers, executed, endorsed and delivered in blank, for any stock certificates or notes representing such Investment, by a Responsible Officer of such Pledgor, and (ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be required by the Pledge Agreement or by law or as may be requested by the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions, including legal opinions of local counsel, relating to the matters described in this Section 5.6, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

     SECTION 5.7 Financial Reporting. Each Borrower will provide to the Administrative Agent, for distribution to the Lenders, (a) each of the financial statements and related certificates and other business and financial information regularly distributed to the lenders pursuant to any credit agreement for a New Portfolio Company as well as such additional information as the Lenders may reasonably request hereunder, and (b) within 45 days after the expiration of the applicable quarter, quarterly unconsolidated financial statements for each

Borrower for the periods ending as of such quarter, commencing with the quarter ended December 31, 1999.

     SECTION 5.8 Additional Guarantors. Within ten Business Days after the formation of any Affiliate Guarantor or Investment Guarantor on the date any entity becomes an Affiliate Guarantor or Investment Guarantor within the definition of Affiliate Guarantor set forth in Section 1.1 hereof, the Borrower shall cause each such Affiliate Guarantor or Investment Guarantor, as applicable, to execute and deliver to the Administrative Agent, as appropriate, an Affiliate Guarantee substantially in the form of Exhibit F attached hereto or an Investment Guarantee substantially in the form of Exhibit G attached hereto.

     SECTION 5.9 Management and Advisory Agreements. Upon the request of the Administrative Agent, the Borrower shall provide to the Administrative Agent a copy of each management and advisory agreement in respect of the New Fund or an Investment in a New Portfolio Company, if any.

     SECTION 5.10 Covenant to Pay. Each Borrower covenants in favor of the Administrative Agent, with the agreement of the Lenders and the Issuing Bank, to pay the Obligations to the Administrative Agent as joint and several creditor thereof when and to the extent due from such Borrower under the terms of and subject always to any express limits set out in this Agreement, to such bank account as the Administrative Agent may direct, except that each Borrower may also, subject to the terms of this Agreement until otherwise notified in writing by the Administrative Agent, pay the Obligations directly to the Administrative Agent for itself or to the relevant Lender or Issuing Bank, as the case may be, and each such payment will constitute a pro rata discharge of the covenant to pay in favor of the Administrative Agent set forth herein.

     SECTION 5.11 Margin Securities. All Investments in "margin stock", as such term is defined in Regulation U of the Board, shall be made through one or more Investment Parties.

                                    ARTICLE 6

                               Negative Covenants

     Until the principal of and interest on each Term Loan and all other amounts payable hereunder shall have been paid in full and the Commitments are terminated and any Letter of Credit shall have expired or terminated and all LC disbursements shall have been reimbursed, each Borrower hereby covenants and agrees with the Lenders that (with references to "the Borrower" being deemed to be references to "such Borrower"):

     SECTION 6.1 Indebtedness. The Borrower will not, and will not permit any Indirect Co-Investor (if applicable) or Investment Party to, create, incur, assume or permit to exist any Indebtedness, except (a) Indebtedness created hereunder and under the other Loan Documents, (b) nonconsensual obligations imposed by operation of law, (c) indemnification obligations arising under the Borrower's constituent documents, (d) administrative expenses and taxes, and (e) Indebtedness arising out of any Guarantee or similar agreement entered into by any

Borrower, Indirect Co-Investor or Investment Party in support of the obligation of a New Portfolio Company or its Subsidiaries; provided, however, (i) the remaining Commitment after giving effect to such Guarantee, shall be sufficient to make payments of interest and fees previously accrued or which will be payable hereunder through the Maturity Date (using for future periods not covered by existing Interest Periods, the Eurodollar Rate available on the date of any determination for a three (3) month Interest Period and using the then current Applicable Margin, (ii) the Commitments shall be deemed to be utilized in an amount equal to the full amount of such Indebtedness during the time such Indebtedness remains outstanding, (iii) such Guarantees shall not exceed $250 million in the aggregate at any one time outstanding, and (iv) promptly after entering into a permitted Guarantee, give the Administrative Agent written notice thereof.

     SECTION 6.2 Liens. The Borrower will not, and will not permit any Indirect Co-Investor (if applicable) or any Investment Party to, create, incur, assume or permit to exist any Lien (other than Liens created pursuant to the Pledge Agreement) on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof other than (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP, (b) Liens in favor of banking institutions arising as a matter of law and encumbering the deposits (including the right of setoff) held by such banking institutions in the ordinary course of business and which are within the general parameters customary in the banking industry, and
(c) attachment and judgment Liens not constituting an Event of Default; provided, however, that this Section 6.2 shall not apply to any "margin stock" as such term is defined in Regulation U of the Board, if such margin stock represents more than 25% of the value of the assets of the Borrower as such value is required to be computed by Regulation U of the Board.

     SECTION 6.3 Fundamental Changes. (a) The Borrower will not, and will not permit any Indirect Co-Investor (if applicable) or any Investment Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve; provided that any Borrower, Indirect Co-Investor or Investment Party may (i) merge into or consolidate with any other Borrower, Indirect Co-Investor or Investment Party, or (ii) liquidate or dissolve if, in connection thereunder, all of its assets are transferred to another Borrower, Indirect Co-Investor or Investment Party, or if such transfer is done in accordance with Section 6.5.

     (b) The Borrower will not engage in any business other than a business consistent with its current operations and activities on the date of execution of this Agreement.

     SECTION 6.4 Restricted Payments. The Borrower will not, and will not permit any Investment Party to, make any Restricted Payments (except that the Investment Parties may make Restricted Payments to the Borrower (and the Indirect Co-Investor, if any) to repay Term Loans and other amounts due hereunder and the Borrower may make Restricted Payments to a Co-Investor in respect of any Co-Investment amount in connection with a sale of assets permitted under Sections 2.6(b) or 6.5 or with the proceeds funded by a Co-Investor in connection with transfer among the Co-Investors).

     SECTION 6.5 Sale of Assets. The Borrower shall not and will not permit any Indirect Co-Investor or Investment Party to sell, transfer or otherwise dispose of any of its respective property other than for cash (yielding net proceeds) representing at least such Person's cost of such property (including, without limitation, any interest and fees relating thereto), the net proceeds (less the ratable interest of any Co-Investors and any necessary escrows) of which (to the extent attributable to the Investment) are distributed to the Borrowers to repay the Term Loans; provided, however, the Borrower or any Investment Party may sell, transfer or otherwise dispose of "margin stock" as such term is defined in Regulation U of the Board so long as the net proceeds from such sale shall be held by the Borrower or such Investment Party, as the case may be, in cash or marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government maturing on or within one year from the date of such sale until the Maturity Date; provided further, that in the event that any such property which shall not constitute "margin stock" is sold for more than the cost thereof (including, without limitation, any interest and fees relating thereto), the amount of net cash proceed in excess of such cost shall be held in a cash collateral account in the name and under the sole dominion and control of the Administrative Agent as security for the Obligations.

                                    ARTICLE 7

                                Events of Default

     If any of the following events ("Events of Default") shall occur:

     (a) any Borrower shall fail to pay any principal of any Term Loan or LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b) any Borrower shall fail to pay any interest on any Term Loan or LC Disbursement or to pay any Fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under or in connection with this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

     (c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof, shall prove to have been incorrect in any material respect when made or deemed made;

     (d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a) or Article 6 or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in
Section 10(a)(i) or (d) of its Affiliate Guarantee or Investment Guarantee, as applicable;

     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), (d) or (g) of this Article), and such failure shall continue unremedied for a period of 30 days;

     (f) any Loan Party, Investment Party, or any New Portfolio Company shall
(i) default in making any payment of any principal of or interest on any Indebtedness (including any Guarantee, but excluding the Term Loans, LC Disbursements and Guarantees pursuant to the Affiliate Guarantees and Investment Guarantees) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee) to become payable; provided that a default, event or condition described in clause (i) or (ii) of this paragraph (f) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions (without duplication as to the same item of Indebtedness) of the type described in clauses (i) and (ii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $500,000 in the case of any Borrower or $10,000,000 in the case of any New Portfolio Company, Investment Party or any other Loan Party; or

     (g) (i) any Loan Party, Investment Party, or any New Portfolio Company shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party, Investment Party or any New Portfolio Company shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party, Investment Party or any New Portfolio Company, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party, Investment Party or any New Portfolio Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
(i), (ii), or (iii) above; or (v) any Loan Party, Investment Party or any New Portfolio Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (h) one or more judgments or decrees shall be entered against any Loan Party, Investment Party or New Portfolio Company involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $500,000 or more in the case of any Borrower and $10,000,000 or more in the case of any

New Portfolio Company, Investment Party or any other Loan Party, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

     (i) any Loan Document shall, at any time, cease to be in full force and effect (unless released by the Administrative Agent at the direction of the Required Lenders or as otherwise permitted under this Agreement or the other Loan Documents) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Loan Party; or

     (j) any Person constituting a "Guarantor" shall not be a party to an Affiliate Guarantee or an Investment Guarantee, as applicable, within ten Business Days after such Person has been organized or formed;

     (k) a Change in Control shall occur; or

     (l) any Investment Party shall fail to distribute any payment made to it on account of any Investment (net of reasonable expenses and reasonably required escrows).

then, and in every such event (other than an event with respect to any Borrower described in clause (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, declare the Term Loans and LC Disbursements then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) and the Commitments to be terminated, and thereupon the principal of the Term Loans and LC Disbursements so declared to be due and payable, together with accrued interest thereon and all other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (g) of this Article, the principal of the Term Loans and LC Disbursements then outstanding, together with accrued interest thereon and all other obligations of the Borrowers accrued hereunder, shall automatically become due and payable and the Commitments shall be automatically terminated, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and at any time thereafter during the continuance of such event, the Administrative Agent may exercise all of its rights and remedies under the Pledge Agreement in accordance with all applicable laws.

     With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Each Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, a security interest in such cash collateral to secure all obligations of such Borrower in respect of such Letters of Credit under this Agreement and the other Loan Documents. The Borrowers shall execute and deliver to the Administrative Agent, for the account of the Issuing Bank, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under any Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all obligations under the Letters of Credit shall have been satisfied and all other obligations of the Borrowers hereunder and under any Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Borrowers.

                                    ARTICLE 8

                            The Administrative Agent

     SECTION 8.1 Generally.

     Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Affiliate thereof as if it were not the Administrative Agent hereunder.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which successor shall be approved by the Borrowers (which approval shall not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank reasonably acceptable to the Borrowers. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Any fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.3 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

     SECTION 8.2 Joint and Several Creditorship. The Administrative Agent shall be the joint and several creditor together with each Lender and the Issuing Bank of each and every Obligation of any Borrower towards such Bank under this Agreement or any Loan Document so that accordingly the Administrative Agent in its individual capacity will have its own independent right to demand performance by the relevant Borrower of those Obligations, and such Obligations will be discharged by and to the extent of any discharge thereof either to the Administrative Agent in its capacity referred to above or to the Administrative Agent for itself or to the relevant Bank, as the case may be. In case of a resignation of the Administrative Agent pursuant to Section 8.1, the rights of the Administrative Agent hereunder shall be assigned by the retiring Administrative Agent to the successor Administrative Agent by an assignment not constituting a novation of debt.

                                    ARTICLE 9

                                  Miscellaneous

     SECTION 9.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows:

     (a) if to any Borrower, to it c/o Hicks, Muse Tate & Furst Incorporated, 200 Crescent Court, Suite 1600, Dallas, Texas 75201, Attention: Lawrence D. Stuart, Jr., (Telecopy No. 214-740-7313), with a copy to each other Borrower);

     (b) if to the Administrative Agent, to The Chase Manhattan Bank, Loan and Agency Services, One Chase Manhattan Plaza, New York, New York 10081, Attention:
Janet Belden (Telecopy No. 212-552-5658), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention: Neil Boylan (Telecopy No. 212-972-0009); and

     (c) if to any Lender, to it at its address (or telecopy number) set forth in an administrative questionnaire delivered to the Administrative Agent and as otherwise notified in writing to the Borrowers. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 9.2 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

     (b) Neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders and each affected Loan Party; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the amount of, or extend any scheduled date for payment of, any principal or interest in respect of the Term Loans, any LC Disbursements or any Letter of Credit fees, without the written consent of each Lender directly affected thereby, (iii) change any of the provisions of this Section or the definition of "Required Lenders" without the written consent of each Lender, (iv) release any Loan Party from its obligations under the Loan Documents without the written consent of each Lender (except upon payment in full in cash of the Obligations or, with respect to a given Borrower or Indirect Co-Investor, upon a sale of the Directly Owned Investment Party or New Portfolio Company in a transaction permitted hereunder and repayment in full of such Borrower's Term Loans) or (v) release all or substantially all of the collateral (except as expressly provided in the Loan Documents) under the Affiliate Guarantees or Investment Guarantees and the Pledge Agreement (provided that a partial release of collateral thereunder shall require the consent of the Required Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

     SECTION 9.3 Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay or cause to be paid (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the administration of this Agreement or any amendments, modifications or waivers of the provisions hereof and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including in connection with any workout, restructuring or negotiations in respect thereof, the reasonable fees and disbursements of counsel to the Administrative Agent and after the occurrence and during the continuance of an Event of Default a single counsel to the Lenders collectively.

     (b) Each Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than non-Non-Excluded Taxes), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations under the Loan Documents or the consummation of the Transactions or any other transactions contemplated by the Loan Documents, (ii) any Term Loan or the use of the proceeds therefrom, or
(iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or, in the case of any indemnified liabilities arising out of this Agreement or the other Loan Documents, from the material breach by any such Indemnitee of this Agreement or the other Loan Documents, as the case may be; provided that, for purpose of clarity, no provision of this paragraph (b) shall be deemed to negate Section 9.3(a)(ii) to the extent that it provides that after the occurrence and during the continuance of an Event of Default, the Lenders shall be reimbursed for a single counsel.

     (c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent such Lender's Loan Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

     (d) To the extent permitted by applicable law, the Borrowers shall not assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof.

     (e) The agreements in this Section 9.3 shall survive repayment of the Loans and all other amounts payable hereunder.

     SECTION 9.4 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Any Lender may assign to one or more assignees a portion of its rights and obligations under this Agreement (an "Assignee"); provided that (i) each of the Lenders party to this Agreement on the Closing Date may not assign more than 49% of its Commitments, Term Loans and LC Exposure without the consent of the Borrowers, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrowers (such consent not to be unreasonably withheld) and the Administrative Agent (the consent of the Administrative Agent may be withheld in its sole discretion) must give their prior written consent to such assignment, (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, Term Loans and LC Exposure, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $4,000 (provided, however, if the Borrowers request the replacement of any Lender pursuant to Section 2.17 hereof, the Borrowers shall pay such processing and recordation fee, which shall be funded with the proceeds of the Term Loans), and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; provided further that any consent of the Borrowers otherwise required under this paragraph shall not be required if an Event of Default under clause (g) of Article 7 has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding anything to the contrary provided herein, in the event of any proposed assignment by a Lender pursuant to this Section 9.4(b), such assignment shall be offered to the Lenders pro rata based on their respective Loan Percentages.

     (c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Term Loans whether or not evidenced by a Note owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee and the old Notes shall be returned by the Administrative Agent to appropriate Borrower marked "cancelled".

     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (e) Any Lender may, without the consent of the Borrowers but with the consent of the Administrative Agent (the consent of the Administrative Agent may be withheld in its sole discretion) sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that, in the case of Section 2.14, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Notwithstanding anything to the contrary provided herein, in the event of any proposed participation by a Lender pursuant to this Section 9.4(e), such participation shall be offered to the Lenders pro rata based on their respective Loan Percentages.

     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

     SECTION 9.5 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf.

     SECTION 9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts and by facsimile (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate agreements with respect to Fees constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

     SECTION 9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.9 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

     (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or any of its properties in the courts of any jurisdiction.

     (c) The Borrowers hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 9.12 Confidentiality. Each Lender agrees to keep information obtained by it pursuant hereto and the other Loan Documents identified as confidential in writing at the time of delivery confidential in accordance with such Lender's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender's employees, representatives, directors, attorneys, auditors, agents or affiliates who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source or such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities laws), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrowers unless such notice is legally prohibited) or requested or required by bank, securities or investment company regulations or auditors or any administrative body or commission to whose jurisdiction such Lender may be subject, (d) to actual or prospective Assignees or Participants who agree to be bound by the provisions of this Section 9.12,
(e) to the extent required in connection with any litigation between any Loan Party and any Lender with respect to the Term

Loans or this Agreement and the other Loan Documents or (f) with the Borrowers' prior written consent. The agreements in this Section 9.12 shall survive repayment of the Term Loans and all other amounts payable hereunder. Each of the parties hereto (each, a "Document Party") agrees to keep confidential this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby; provided that nothing herein shall prevent any Document Party from disclosing such information (a) to any other Document Party or any Affiliate of any Document Party, or any officer, director, employee, agent, or advisor of any Document Party or Affiliate of any Document Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) to any New Portfolio Company (or prospective New Portfolio Company) or any officer, director, employee, agent, or advisor of any Document Party or Affiliate of such New Portfolio Company in connection with a proposed Investment by any Borrower in such New Portfolio Company, (g) in connection with any litigation to which such Document Party or any of its Affiliates may be a party, or (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document.

     SECTION 9.13 Syndication. The Borrowers agree that the Administrative Agent has the right to syndicate the Commitments and the Term Loans at any time or from time to time to a group of financial institutions (the "Additional Lenders") identified by the Administrative Agent in consultation with the Borrowers, if the Administrative Agent and its affiliates determine to syndicate the Commitments and the Term Loans. The Borrowers agree to actively assist the Administrative Agent and its affiliates in completing a syndication satisfactory to the Administrative Agent and the Borrowers, including (a) using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the Borrower's lending and equity relationships, (b) direct contact between the Borrowers and any Additional Lenders, (c) furnishing, or, as the Administrative Agent may request, assisting in the preparation of, information, projections and marketing materials to be used in connection with the syndication and (d) the hosting, with the Administrative Agent and its affiliates, of one or more meetings of any Additional Lenders. The Administrative Agent and its affiliates would manage all aspects of the syndication, in consultation with the Borrowers, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among any Additional Lenders and the amount and distribution of fees among any Additional Lenders. The Borrowers acknowledge that the information the Borrowers may be asked to furnish to the Administrative Agent and its affiliates and to any Additional Lenders may include sensitive competitive information, and the Administrative Agent and its affiliates agree to take appropriate and customary confidentiality precautions with respect thereto. Notwithstanding anything to the contrary contained herein, in the event of a syndication (i) no Lender shall be permitted to syndicate more than 49% of the Commitments, Term Loans and LC Disbursements held by it on the Closing Date without the prior written consent of the Borrowers and (ii) any syndication shall be offered to the Lenders pro rata (to the extent desired by any Lenders) based on their respective Loan Percentages.

     SECTION 9.14 Certainty of Funds. At the request of any Borrower, the Administrative Agent on behalf of the Lenders shall provide such documentation as may be reasonably agreed between such Borrower and the Administrative Agent to evidence the availability of the unused Commitment to make Investments by any Borrower or a proposed Future Borrower.

            [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        Initial Borrowers:

                                        HM/Europe Coinvestors, C.V.

                                        By:    TOH/Europe Cayman Ltd.,
                                               its General Partner

                                        By:    /s/ Michael D. Salim
                                        Name:  Michael D. Salim
                                        Title: Principal


                                        HMTF Bridge Partners, L.P.

                                        By:    HMTF Bridge Partners, LLC
                                               its General Partner

                                        By:    /s/ Michael D. Salim
                                        Name:  Michael D. Salim
                                        Title: Principal


                                Signature Page To
                                Credit Agreement

                                        THE CHASE MANHATTAN BANK
                                         as Administrative Agent,
                                          Issuing Bank, and a Lender


                                         By:    /s/ Deborah Davey
                                         Name:  Deborah Davey
                                         Title: Vice President


                                Signature Page To
                                Credit Agreement

                                          BANK OF AMERICA, N.A.
                                           as Syndication Agent and
                                           a Lender

                                          By:    /s/ Curtis D. Leuker
                                          Name:  Curtis D. Leuker
                                          Title: Vice President


                                Signature Page To
                                Credit Agreement

                                          BANKERS TRUST COMPANY
                                           as a Lender

                                            By:    /s/ William Archer
                                            Name:  William Archer
                                            Title: Managing Director


                                Signature Page To
                                Credit Agreement

                                             CREDIT SUISSE FIRST BOSTON
                                              as a Lender



                                              By:   /s/ Robert Hetu and
                                                        Chris T. Horgan
                                              Name: Robert Hetu and
                                                     Chris T. Morgan
                                              Title: Vice President/
                                                      Vice President


                                Signature Page To
                                Credit Agreement

                                             MORGAN STANLEY SENIOR FUNDING, INC.
                                              as a Lender

                                              By:    /s/ Cameron Fleming
                                              Name:  Cameron Fleming
                                              Title: Vice President


                                Signature Page To
                                Credit Agreement

                                              MERRILL LYNCH CAPITAL
                                               CORPORATION as a Lender

                                               By:    /s/ Christopher Birosak
                                               Name:  Christopher Birosak
                                               Title: Vice President


                                Signature Page To
                                Credit Agreement

                                                MFBL FUNDING, INC.
                                                 as a Lender

                                                 By:    /s/ Michael Hart
                                                 Name:  Michael Hart
                                                 Title: Principal


                                Signature Page To
                                Credit Agreement

                                  SCHEDULE 2.1
                              Lenders' Commitments


Lender                             Commitment
The Chase Manhattan Bank                             $  400,000,000
Bank of America, N.A                                 $  400,000,000
Bankers Trust Company                                $  200,000,000
Credit Suisse First Boston                           $  200,000,000
Morgan Stanley Senior Funding, Inc.                  $  200,000,000
Merrill Lynch Capital Corporation                    $  180,000,000
MFBL Funding, Inc.                                   $  200,000,000
 Total Commitments                                   $1,780,000,000

                                TABLE OF CONTENTS

                                                                                Page


ARTICLE  1  Definitions                                                            1
     SECTION  1.1    Defined Terms                                                 1
     SECTION  1.2    Terms Generally                                              12
     SECTION  1.3    Accounting Terms; GAAP                                       13
ARTICLE  2  Term Loans                                                            13
     SECTION  2.1    Term Loans                                                   13
     SECTION  2.2    Procedure for Term Loan Borrowing                            13
     SECTION  2.3    Letters of Credit                                            14
     SECTION  2.4    Repayment of Loans; Evidence of Debt; etc                    17
     SECTION  2.5    Termination and Reduction of Commitments                     18
     SECTION  2.6    Prepayments                                                  18
     SECTION  2.7    Conversion and Continuation Options                          20
     SECTION  2.8    Minimum Amounts and Maximum Number of Tranches               20
     SECTION  2.9    Interest                                                     20
     SECTION  2.10   Fees                                                         21
     SECTION  2.11   Inability to Determine Interest Rate                         22
     SECTION  2.12   Pro Rata Treatment and Payments                              22
     SECTION  2.13   Requirements of Law                                          23
     SECTION  2.14   Taxes                                                        24
     SECTION  2.15   Indemnity                                                    26
     SECTION  2.16   Change of Lending Office                                     27
     SECTION  2.17   Replacement of Lenders                                       27
     SECTION  2.18   Nature of Obligations                                        28
     SECTION  2.19   Increase of Commitments                                      28
ARTICLE  3  Representations and Warranties                                        29
     SECTION  3.1    Organization; Powers                                         29
     SECTION  3.2    Authorization; Enforceability                                30
     SECTION  3.3    Governmental Approvals; No Conflicts                         30
     SECTION  3.4    Compliance with Laws and Agreements                          30

     SECTION  3.5    Investment and Holding Company Status                        30
     SECTION  3.6    Material Adverse Effect                                      30
     SECTION  3.7    No Material Litigation                                       30
     SECTION  3.8    Disclosure                                                   30
     SECTION  3.9    Investments                                                  31
ARTICLE  4  Conditions Precedent                                                  31
     SECTION  4.1    Conditions to Initial Funding                                31
     SECTION  4.2    Additional Conditions for Each Credit Event                  32
ARTICLE  5  Covenants                                                             34
     SECTION  5.1    Notices of Material Events                                   34
     SECTION  5.2    Existence; Conduct of Business                               34
     SECTION  5.3    Payment of Obligations                                       34
     SECTION  5.4    Compliance with Laws                                         34
     SECTION  5.5    Use of Proceeds                                              34
     SECTION  5.6    Additional Collateral                                        35
     SECTION  5.7    Financial Reporting                                          35
     SECTION  5.8    Additional Guarantors                                        36
     SECTION  5.9    Management and Advisory Agreements                           36
     SECTION  5.10   Covenant to Pay                                              36
     SECTION  5.11   Margin Securities                                            36
ARTICLE  6  Negative Covenants                                                    36
     SECTION  6.1    Indebtedness                                                 36
     SECTION  6.2    Liens                                                        37
     SECTION  6.3    Fundamental Changes                                          37
     SECTION  6.4    Restricted Payments                                          37
     SECTION  6.5    Sale of Assets                                               37
ARTICLE  7  Events of Default                                                     38
ARTICLE  8  The Administrative Agent                                              41
     SECTION  8.1    Generally                                                    41

     SECTION  8.2    Joint and Several Creditorship                               43
ARTICLE  9  Miscellaneous                                                         43
     SECTION  9.1    Notices                                                      43
     SECTION  9.2    Waivers; Amendments                                          43
     SECTION  9.3    Expenses; Indemnity; Damage Waiver                           44
     SECTION  9.4    Successors and Assigns                                       45
     SECTION  9.5    Survival                                                     47
     SECTION  9.6    Counterparts; Integration; Effectiveness                     48
     SECTION  9.7    Severability                                                 48
     SECTION  9.8    Right of Setoff                                              48
     SECTION  9.9    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS   48
     SECTION  9.10   WAIVER OF JURY TRIAL                                         49
     SECTION  9.11   Headings                                                     49
     SECTION  9.12   Confidentiality                                              49
     SECTION  9.13   Syndication                                                  50
     SECTION  9.14   Certainty of Funds                                           50



                                INDEX OF EXHIBITS

Exhibit A      Assignment and Acceptance
Exhibit B      Legal Opinion of Weil, Gotshal & Manges LLP
Exhibit C      Legal Opinion of Nauta Dutilh
Exhibit D      Legal Opinion of Walkers
Exhibit E      Closing Certificate
Exhibit F      Affiliate Guarantee
Exhibit G      Investment Guarantee
Exhibit H      Note
Exhibit I      Pledge Agreement
Exhibit J      Letter Agreement
Exhibit K      Joinder Agreement
Exhibit L      Principal Agreement

                               INDEX OF SCHEDULES

Schedule  2.1     Lender's  Commitments



                                       iv